Exhibit 10.1

ABILITY INC.

2015 LONG-TERM EQUITY INCENTIVE PLAN

RESTRICTED SHARE AGREEMENT

This Restricted Share Agreement (this “Agreement”) is made and entered into as of April 17, 2019 (the “Grant Date”) by and between Ability Inc., a Cayman Islands exempted company with its main place of business at 14 Yad Harutzim, Tel Aviv, Israel, 6770007 (the “Company”) and Anatoly Hurgin, holder of ID No. 306908641 of 10 Heharuv, Caesarea, Israel (the “Participant”).

WHEREAS, the Company has adopted the 2015 Long-Term Equity Incentive Plan (the “Main Plan”) and the Israeli Sub-Plan (the “Sub-Plan” and, collectively with the Main Plan, the “Plan”), in the form attached hereto as Exhibit A, pursuant to which restricted shares may be granted; and

WHEREAS, the Committee has determined that it is in the commercial interests of the Company to award restricted shares as provided for herein.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.	Award of Restricted Shares.

Pursuant to Section 6 of the Main Plan, the Company hereby awards to the Participant 350,000 restricted shares (“Restricted Shares”).

The Restricted Shares are to be granted in accordance with the provisions of Section 3(i) of the Israeli Tax Ordinance (“Ordinance”). Capitalized terms that are used but not defined herein have the meanings ascribed to them in the Plan.

2.	Vesting Schedule

The Restricted Shares shall vest beginning on January 13, 2022 (the “Vesting Commencement Date”) as follows:

Percentage Vesting	Vesting Date
33.33%	The Vesting Commencement Date
33.33%	First Anniversary of Vesting Commencement Date
33.34%	Second Anniversary of Vesting Commencement Date

If the Participant remains a Service Provider to the Company or a Subsidiary through each Vesting Date, the applicable portion of the Restricted Shares shall vest and become non-forfeitable with respect to the applicable portion of the Restricted Shares. For purposes of this Agreement, a “Service Provider” is an individual providing services to the Company or a Subsidiary as a director, employee, consultant or advisor.

Restricted Shares will remain restricted until each Vesting Date noted above. Upon a termination of the Participant’s role as a Service Provider, no additional Restricted Shares under this Agreement shall become vested.

3.	Change of Control

The Restricted Shares granted under this Agreement that have not vested as of immediately prior to a Change of Control shall vest as of the date the Change of Control is finalized, provided that the Participant is then a Service Provider to the Company.

4.	Transferability.

No Restricted Shares may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than pursuant to the terms of the Plan.

5.	Rights as Shareholder; Dividend Equivalents

(a)	The Participant shall have voting rights with respect to the Restricted Shares except as otherwise determined by the Board or Committee.

(b)	The Participant shall be entitled to receive dividends with respect to the Restricted Shares, subject to any applicable taxation on distribution of dividends and, when applicable, subject to the provisions of Section 3(i) of the Ordinance.

(c)	The Participant will not be entitled to receive from the Company any Restricted Shares allocated or issued or shares that have become vested prior to the full payments of the Participant’s tax liabilities arising from such shares. For the avoidance of doubt, neither the Company nor its Affiliate shall be required to release any share certificate to the Participant until all payments required to be made by the Participant have been fully satisfied.

6.	No Right to Continued Service

Neither the Plan nor this Agreement shall confer upon the Participant any right to be retained in any position, as an employee or director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Participant’s role as a Service Provider at any time.

7.	Adjustments

If any change is made to the outstanding Shares or the capital structure of the Company, if required, the Restricted Shares shall be adjusted or terminated in the manner contemplated by the Plan.

8.	Tax Liability and Withholding

(a)	With respect to any Restricted Stock granted to the Participant under Section 3(i) of the Ordinance, the Participant hereby acknowledges that the Participant is familiar with the provisions of Section 3(i) of the Ordinance and the regulations and rules promulgated thereunder, including without limitations the tax implications applicable to such grant.

(b)	Any liability for any Tax arising with respect to the Awards and the shares, including, but not limited to, as a result of the grant of Awards, the exercise of an Award for shares, the receipt of cash, the transfer, waiver, or expiration of Awards or shares or the disposal of shares, shall be borne solely by the Participant, and in the event of his or her death, by his or her estate or heirs. Neither the Company nor any Affiliate shall be required to pay such Taxes, directly or indirectly, nor shall they be required to gross up such Taxes in the Participant’s salary or remuneration. The applicable Tax may be deducted from any cash to be provided to the Participant or from the proceeds of the disposal of the shares or shall be paid to the Company or its Affiliates by the Participant at his or her request, or may be provided via any combination of the above.

(c)	The Company and its Affiliates shall be entitled to withhold Taxes according to the requirements of any applicable laws, rules, and regulations, including by withholding Taxes at source and specifically under Rule 7(b) of the Rules.

(d)	The Participant shall indemnify the Company and its Affiliates, immediately upon their request, for any Tax for which the Participant is liable under any applicable law under the Plan, and which was paid by the Company, or which the Company is required to pay and hold them harmless against and from any and all liability for any such tax or interest or penalty or indexation thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld any such tax from payments made to the Participant. The Company may exercise its right to such indemnification by deducting the Tax subject to indemnification from Participant’s salary or remuneration.

9.	Compliance with Law

The issuance and transfer of Shares in connection with the Restricted Shares shall be subject to compliance by the Company and the Participant with all applicable requirements of federal, state and foreign securities laws and with all applicable requirements of any stock exchange on which the Company’s Shares may be listed. No Shares shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.

10.	Notices

Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

11.	Governing Law

This Agreement will be construed and interpreted in accordance with the laws of the State of Israel without regard to conflict of law principles.

12.	Interpretation

Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan and this Agreement will be determined and resolved by the Committee. Such determination or resolution by the Committee will be final, binding and conclusive for all purposes.

13.	Restricted Shares Subject to Plan

This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. In the event of a conflict between any term or provision of the Sub-Plan and any term or provision of the Main Plan, the applicable term or provision of the Sub-Plan will prevail.

14.	Successors and Assigns

The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 6 hereof, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Shares may be transferred by will or the laws of descent or distribution.

15.	Severability

The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16.	Discretionary Nature of Plan

The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Shares in this Agreement does not create any contractual right or other right to receive any Restricted Shares or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Participant’s employment with the Company.

17.	Amendment

This Agreement may be modified, amended or rescinded only by a written agreement executed by both parties to this Agreement. In the event of a conflict between the terms of this Agreement and the Plan, the terms of the Plan shall control.

18.	No Impact on Other Benefits

The value of the Participant’s Restricted Shares is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

19.	Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

20.	Acceptance

The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Shares subject to all of the terms and conditions of the Plan and this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Shares or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

21.	Data Privacy

The Company will collect, process, use and deliver personal data of Participant for the purpose of executing and managing the Plan and the exercise of Participant’s rights thereunder, as well as for any other aspect required in connection with Participant’s employment with the Company. By entering into this Agreement and accepting the Restricted Shares, the Participant hereby expressly: (i) authorizes the Company, any Affiliates of the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company, to any Affiliates of the Company or to any such agent such information and data as shall be requested in order to facilitate the grant of Restricted Shares and the administration of the Plan; (ii) waives any data privacy rights he may have with respect to such information; (iii) authorizes the Company, any Affiliates of the Company, and any such agent to store and transmit such information in electronic form; and (iv) approves and consents, in any case, for the transfer of information, its storage and usage outside of Israel and for the purposes listed above.

Participant acknowledges that providing such data is not required under law and it is subjected to Participant’s sole consideration. Participant is free to decide whether it wants to grant or deny its consent. If the Participant does not consent, the Company would not be able to comply with the legal requirements associated with the participation in the Plan, and as a consequence Participant will not be able to participate in the Plan.

[Signature Page to RSA Award Agreement to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ABILITY INC.

By:	/s/ Avi Levin
Name:	Avi Levin
Title:	Chief Financial Officer

The undersigned hereby acknowledges receipt of a copy of the Plan (including the Main Plan and Sub-Plan) and accepts the Awards subject to all of the terms and provisions thereof. The undersigned has reviewed the Plan (including the Main Plan and Sub-Plan) and this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of this Agreement and the provisions of Section 3(i) of the Ordinance.

ANATOLY HURGIN

By:	/s/ Anatoly Hurgin
Name:	Chief Executive Officer

[Signature Page to RSA Award Agreement – Anatoly Hurgin]

Exhibit A

The Plan